SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) September 9, 2003

WASHINGTON MUTUAL, INC.

(Exact name of registrant as specified in its charter)

Washington	1-14667	91-1653725

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1201 Third Avenue
Seattle, Washington 98101

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (206) 461-2000

Item 9. Regulation FD Disclosure.
SIGNATURE

Item 9. Regulation FD Disclosure.

Attached is a transcript of the Lehman Brothers 2003 Financial Services Conference presented by Kerry K. Killinger, Chairman, President and Chief Executive Officer of Washington Mutual, Inc. on September 9, 2003:

Lehman Brothers Financial Services Conference
September 9, 2003

BRUCE HARTING: Good morning. Bruce Harting and welcome to the second day of our three-day conference here. It’s been a good year so far in financial land. You know, consumer finance companies that we track are up an average of 47%, commercial finance companies up about 29, mortgage banks up 33, GSEs — 5%. As a reminder, at lunch today, the CEO of Fannie Mae will be speaking, Franklin Raines.

And there’s news on the GSEs tomorrow, of course, with Treasury Secretary Snow, testifying, most likely, we’re expecting him to accept the role of regulator and taking on the role of overseeing OFHEO. And the mortgage insurers up 29% and savings banks — S&L banks up 30%. So hopefully, we’re in the home stretch and, you know, we’ll continue to have good news through the balance of the year.

Our next presenter is Washington Mutual. I’ve covered Washington Mutual since, you know, the late 80s. Kerry took over in 1989 and since then has built a great track record, outperforming the S&P on three, five, 10 and 15-year periods since then. The earnings estimates that we have for this year and next are $4.47 and $4.95. Currently, the stocks trading around $39, which puts the PE at 8.8 and 7.9, numbers that continue to mystify us, given the track record that Washington Mutual has assembled over the years. We think that the — with a 4.1 percent dividend yield and the growth record that the company has built and we expect to continue to carry through on, that there’s multiple expansion ahead for this story in years to come.

But without multiple expansion, the stock has still outperformed the S&P in those time periods and benchmarks that I mentioned. So with or without multiple expansion, we think that Washington Mutual is one of our top picks going forward. We’re at an interesting inflection point here where rates have backed up on the long end and the refi boom is quickly becoming refi bust. And I think that we’ll see the diversification strategy that Washington Mutual has put together in terms of building its branch network — really work for them over the next 12 months.

Our view on the company is that, in the next three to five years, you know, we’ll look back and say that Washington Mutual is really one of the best consumer banking franchises in the U.S. And that should merit much higher PE multiples. So I’ll turn it over to Kerry Killinger, the CEO.

KERRY KILLINGER, CHAIRMAN, PRESIDENT & CEO, WASHINGTON MUTUAL, INC.: Well, thank you very much, Bruce, and good morning, everyone, and thanks for starting off the day with us, early as it is. Today I’m going to focus on some of the high growth areas of the company, particularly around the exciting strategies that we have in place for creating what we call America’s leading retailer of consumer financial services. As you’re going to see in the presentation, our retail banking and mortgage operations fit together very well to form a unique national franchise. And I think this combination works extremely well, particularly in large metropolitan markets around the country. I think it should be the key of the organic growth that we’re going to go through in years to come.

I am going to comment a bit about the current environment, so I’ll get to that. And also, I would note that we have forward-looking statements at the end of the presentation. I ask you to look at those at your convenience. Now, make no mistake that the primary driving force of what we’re doing is about creating America’s leading retailer of consumer financial services. What we are is a retailer of consumer financial services, creating this new model that — I don’t think it’s been done before.

We hope to do to this industry what Wal-Mart did to theirs, Starbucks did to theirs, Costco did to theirs and Lowe’s and Home Depot did to their industry. And I think if we’ve done our job, five years from now you’re not going to call us a bank. You’re not going to call us a thrift. You’re not going to call us a mortgage company. You’re going to look at us as an integrated financial services company that kind of revolutionized how financial services are delivered to the mass consumer market. Now, we now have over 12 million households that we’re working through this franchise. And again, that franchise is growing at a very rapid rate. Now, over the years, Bruce mentioned that I had the opportunity to become president in 1989. I believe very strongly that you set specific goals and objectives for your employees and for Wall Street.

I first set our targets in 1990. We achieved every one of those targets. Then in 1995, we set a five-year plan and we achieved every one of those targets. And a couple of years ago we set a new series of five-year targets. Those now include a 20% return on equity over that period, at least 13% earnings growth over the cycle, get our efficiency ratio down to 45%, maintain a tangible common equity of at least 5% over those periods. And we’re really tracking relatively close to those targets. In fact, if I take the year to — or the period to date kind of numbers around our earnings growth and so forth, it’s actually exceeded our target.

Now, in the second quarter of this year, kind of honing in on more recent financial results, we did announce a record second quarter — profitability of a little over a billion dollars and record earnings per share of $1.10. We produced a strong return on common equity of 19-and-a-quarter percent. Our net interest margin at 3.3% was above our long-term targeted range of about 2.9 to 3.1%. Our efficiency ratio is above our long-term target. It was at 52.49%. Some of that reflects a lot of temporary staffing and other costs that we brought up to handle these huge refinancing and other mortgage-related volumes at this point in time.

We have chosen, from a strategic standpoint, to not try to meet all of that volume with permanent staffing and with other kind of permanent costs. We wanted to put as much variable cost into our equation as we could. Now, that paid a price in that we had higher efficiency ratios during some of these peak times, but it also means when the market turns we’re going to be in a much better position to very quickly adjust our cost structure. I also note that our non-performing assets are in great shape at only 82 basis points, well below our 1% target. Now, our combination of retail banking and mortgage operations form this very powerful consumer-centric business model. And as I mentioned earlier, this model works particularly well in metropolitan markets and I think is going to be the core part of our organic growth over the next several years.

We do continue to manage our credit risks function very carefully. I think we continually improve all of our metrics and monitoring and put in some terrific talent that is staying right on top of all this. And as Bruce mentioned in his introductory comments, and I’ll come back at the end. I think we have been able to create significant shareholder value even, you know, throughout all the various challenges and different economic cycles that we have operated in over the years.

Now, let’s hone in our core business for a minute. Again, our goal is to be the category killer in the area of expertise that we have, which is serving this broad middle market and with the predominant focus on the consumer. As you think about this company, we are not going to look like a bunch of stodgy old bankers. When we go out into the marketplace, we’re going to go out and have a bunch of retail stores — retail settings that typically don’t look like traditional banking branches. We’re going to use very aggressive advertising, branding and positioning. Our employees are highly incented and to get out and sell the greatest number of products appropriate to our customers. And I think you’re going to see that the productivity coming out of these stores is to be some of the highest growth rates coming from any major financial institution in the country.

Now, I also think that the franchise we’re building is very unique and one that has huge barriers to entry and that it is going to be very difficult for newcomers to come onto a national scene and duplicate the franchise that we’re building. And, as — from a competitive standpoint, I would just note that the commercial banks who are competitors tend to ebb and flow in their focus on this broad middle-market consumer. Because of the screw-ups that they’ve had in some of their commercial and other activities, it was natural that we would see more interest in them focusing on this broad middle-market consumer in the last year or two. And you’ve seen lots of announcements of new branches and so forth out of many of the institutions.

Our experience is that when the cycle turned, so did their interest. So we’re relatively confident that the competitive arena, which is always intense will, if anything, kind of slack off at some point in the future as they start to refocus back onto the commercial activities and some of their capital markets activities. Now, the basic model that we’ll use to take our franchise nationwide is to first lead with our home lending products. This allows us to go into new major metropolitan markets in the country with the home lending products. We get up to speed very quickly in those markets. We get large flows of new customers. We get good name recognition and the business is profitable.

And what we do then is to come back into many of these markets — one market after another — and introduce our full retail banking platform. And we’ve successfully implemented this model in 28 of the nation’s top 50 metropolitan markets. And in many of those markets we now have household penetration up into the 30 to 40% range. Now, if we look from a map, all across America there is a large opportunity for us to grow these relationships. As you can see from this slide, there are 23 markets in which we only have a mortgage presence today. And so, we do see the opportunity to enter one to two new markets with our full retail banking platform for the foreseeable future.

Now I would note that of the 28 markets where we currently have a full footprint operation — and we call these are signature markets — that those markets possess 89% of all of the households in the top 50 MSAs. So we’ve really focused on the most densely populated areas in the nation first. Now, I think as we look at our retail strategy, it is a growth strategy. And again, think about it. What we do is drive in about half of the households through the home lending activities and the balance through what we do with our various checking account offers. And we drive them into the complex so that we have an opportunity to cross sell them then a whole variety of products and services. We have a full range of traditional banking products on with a full range of insurance, securities and other products that the consumer would desire.

And I think that the model has a great potential for organic growth and I think that our New York retail banking market entry and expansion is a great example of how we can either do that from an organic standpoint or we can selectively do acquisitions when we think that that will accelerate what we’re doing in a particular market. Now, acquiring new customers is obviously critical to this growth strategy. And our two flagship products I mentioned — of our checking products and our home loans are the keys for both acquiring our customers and beginning the relationships.

But the real key is what we do with customers over time. Again, as you can see from this particular chart, we are able to increase the amount of relationships and the amount of dollars that our customers have with us as each year goes on. So in this particular example, our average customer who has been with us for five years will have increased their activities with us to over $28,500. So I’m often asked about — what about free checking? What about Platinum checking? Are they profitable products in and of themselves? And the answer is yes. As a single product, they are profitable with our cost structure.

But the real key to profitability for Washington Mutual is getting that second, third, fourth and fifth and beyond kind of relationship. And the same thing happens on the mortgage side. Again, when we get a customer for a mortgage, they tend to have relatively few other relationships. But over time, we get substantial number of relationships with them. So five years out, we’ll have about $26,500 of additional products and services with those mortgage customers where we have our full banking platform in those signature markets.

Now, our cross-selling efforts are always focused on deepening the relationships with our customers, which does lead to increased customer retention. Now, on average, our banking customers that have been with us for two years or more have 5.4 relationships with Washington Mutual. And to illustrate the power of — and how important this is, customers with five or more products have a retention rate of 97.4%, compared with single product households of about 75.5%. And again, if we were able to replicate these very high cross-sell ratios that we’ve developed for our banking franchise, we’re able to roll that out into more and more signature markets and able to do that to more of the folks that have come in through our mortgage products. We should have tremendous upside potential in our revenue growth.

Now, I think we’ve also made excellent progress in building a powerful and increasingly national brand. Now, this is a brand that’s rooted in years of research that is a compilation of all the experiences and expectations that consumers have of a consumer-friendly financial retailer. And our philosophy is very simple. We want to create a consistently inviting experience wherever, whenever a customer comes in contact with Washington Mutual. Now, in the major urban markets, where we have well established consumer banking presence, we are the most recognizable name. Our strategies are based on extensive ongoing market research and unconventional approaches to marketing. And our advertising has been a highly effective strategic tool for us over the years.

Now, as you can see, we have built significant brand awareness, as well, around our mortgage lending brand. In fact, Washington Mutual is now the number one recognized mortgage lending brand nationwide and our innovative and, I think, in creative marketing helps reflect on this position. So I’m often asked, you know, why is brand important to you? Well, here’s just a couple of reasons. First, it does build awareness in our new markets and with our new distribution channels. That’s why we’re able to enter a new market so quickly and get to profitability so quickly.

It also successfully influences customer preference. There’s no question that the advertising causes consumers to act in a certain way. It does help to sustain our momentum during market swings. So volatility may hit any one of our businesses, but having very strong brand recognition tends to take you right through those cycles. And of course, also motivates employees, our various partners as well as the consumers. And the bottom line is it helps us build market share.

Now, while advertising is but one way of demonstrating the company’s brand, it is often the most visible. So we do utilize a variety of advertising medium to reach our consumers with our consumer-focused message that doesn’t take itself too seriously. Typically, people will say that our banks don’t look like a bank. You know, that our ads really reflect what’s going on in a consumer, what they can understand. And again, some of the growth that we’ve had, I’m sure is directly related to 10 of these unconventional approaches that we typically take in our advertising.

Now, we do have some spots I’d like to briefly show you that will be debuting nationally in about a week or so. So you’re going to get a glimpse of this before the general public. So let’s run those quick spots here.

(Ads)

UNIDENTIFIED PARTICIPANT: At Washington Mutual, we want our customers to get our friendly service wherever they are. That’s why we’re developing the instabranch. You just pull this cord and boom, you’ve got your very own branch.

UNIDENTIFIED PARTICIPANT: (INAUDIBLE) What’s that — a beef bouillon cube?

UNIDENTIFIED PARTICIPANT: It’s an instabranch. Look.

UNIDENTIFIED PARTICIPANT: Until it’s perfected, come to one of our existing branches and see how friendly our service can be.

UNIDENTIFIED PARTICIPANT: At Washington Mutual, we encourage new ways of thinking. And by combining currency with horticulture, we’ve created a shrub that actually grows money. The interest-bearing money shrub. In the meantime, ask about our interest-bearing Platinum account. That’s a great way for your money to make money.

UNIDENTIFIED PARTICIPANT: At Washington Mutual, we like to encourage new ways of thinking. Thinking that leads to products like this — bills be gone. You put your money in and your bills are paid. And since it’s portable, you can take it anywhere. It’s a prototype. In the meantime, you can pay your bills online at wamu.com.

UNIDENTIFIED PARTICIPANT: At Washington Mutual, we thought it would be nice if our friendly tellers could come to you. That’s why we’re developing the tellerporter. We just put our tellers in a pod and they go where you are. It’s a work in progress. In the meantime, for great products and friendly tellers, go to one of our branches.

UNIDENTIFIED PARTICIPANT: (INAUDIBLE)

UNIDENTIFIED PARTICIPANT: Can we get a ladder here?

(End Ads)

KILLINGER: OK. So, those of you who have seen our ads over the years know that we just always have humor. We try to keep them very consumer-centric and subtly kind of deliver various messages. And again, they’ve been very effective for us over the years.

Now, through our national distribution outlets, our strategy of serving consumers is simple. You know, we do want to provide them what they want, where they want it and when they want it. And we do have thousands of individual distribution touch-points from our retail financial stores to our home loan stores to our multi-family centers and to our consumer-friendly ATMs - all ways in which we interact with our consumers in our unique brand.

Now, our philosophy is to create an inviting experience from the moment a customer or prospective customer enters the door. We follow that through to every interaction between our staff members and the customers. Now, our new retail banking stores are, I think, an excellent example of this philosophy in action. And although I really shouldn’t call these new anymore, since they are the approach for new stores that we’re using throughout the country and a significant portion and growing portion of our overall distribution is now in these stores.

Any way that you look at it, the approach that we developed and many of you who have known us for awhile know that we’ve put a code name of Occasio around these. We tried to come up with a different look and feel and service from traditional bank branches. And the stores, you know, take a page from the retailers’ book — our employees are casually dressed. There’s a concierge that greets people. We direct them to the appropriate area. There’s a children’s play area. There — we sell merchandise in many of these — many of these stores. And it, again, just feels more of a retail than it does of a traditional bank branch.

Now, we’ve had literally all of our competitors come out and try to copy our stores or in one capacity or another. But the whole thing that makes it work in an Occasio store is not just a physical facility. It’s those thousands of little things from the culture of the employees to the incentive sales to the advertising to the product mix to everything else that I think really makes all of this — all of this work.

Now, at the end of the day, our customers say this is a very positive experience. In fact, our customer satisfaction scores consistently exceed 90%. And I might also add — I noticed there was an article in the Wall Street Journal yesterday — that because of some of the technology that we developed for these stores, that these stores are far less prone to robbery attempts than the more traditional bank branches. So that has given us a competitive edge in many of the urban areas as well.

Now, for the first half of this year, on a same store sales basis, we have had good growth across the board. Our checking accounts up 10%, consumer lending up 78% and, of course, mortgage lending, which reflects the strength of that market, was up some 130%. But we’ve been able to do all this with relatively unchanged staffing, showing what kind of leverage we can, from a sales standpoint, we’re able to get out of the stores. I think that the — we’ve also - will continue to experience good fee income growth. On a per store basis, it was a little below what we’d normally get because we took some defensive actions earlier this year to reduce our deposit account losses, which were increasing at a faster rate than we wanted. So we tightened the screws just a bit on some of the account openings. But overall, we’re very well — very pleased with the progress of that model.

Now, our retail store growth continues to be a key Washington Mutual strategy, which is centered again serving these largest MSAs in the nation. And I think we’ve demonstrated our ability to go into some of the most competitive markets in the country — be it New York, be it California — build brand recognition in those markets and succeed despite an intense competitive environment. Now, we faced similar challenges when we decided to enter Chicago, but we’re confident that we can succeed in that market as well and so far the results out of that market are terrific.

We fortunately have about a quarter of a million mortgage households in Chicago and our home loans group is already the number one in brand awareness and the number one in market share for first mortgages in Chicago and the state of Illinois, for that matter. So it was natural to take our full banking platform there. Now, we opened our first wave of 28 retail stores on June 23. We followed this up with 32 new store openings in August. And a third group will bring our total for the year to about 70 new stores in that — in that marketplace before year end.

Now, as a way of announcing our presence into the Chicago market, we have launched a major advertising campaign there. We have television advertising, radio spots, billboards, outdoor, campaign, direct mail and so forth. And I think that, again, it has really honed in on our competitive advantages of our free checking, our Platinum checking, our surcharge-free ATMs and, again, we’ve tried to do all of our communications with a lot of humor and unbank-like approaches.

Now, in selecting Chicago, we followed the same process as we have for all of these signature markets. And let me digress for just a moment. This all starts with very intensive research. We invest very heavily in research in our company with the goal that we want to know more about the needs and preferences of middle-market consumers than any other financial services organization in the country. I believe that this is a huge strategic advantage for Washington Mutual. So for us, this research not only deepens our knowledge, but it drives virtually all of our actions, including the product and market launches. And in Chicago, for example, our research indicated that 23% of the consumers would be willing to switch banks and 49% cited too many fees for small things as major problems in that particular market.

A case in point and I think this is similar to New York. We found that — of course, ATMs in that area are basically surcharged by the competitors. We feel that with our cost structure, we could afford to offer surcharge-free ATMs. It has a dramatic impact on customers’ perceptions of the organization and is proving to be a major reason by people want to choose to come do business with us. So while the competitors have chosen to stay with what the accountants advise them to do, which was to charge maximum fees on that, we’ve been able to kind of come in and be the unbank, so to speak, on this. And again, it has really helped accelerate our growth rates in virtually all of our markets.

Now, as I had mentioned earlier, we will enter one to two new markets a year. At our June Investor Day we announced our newest market opening, which will be Tampa, Florida, opening next year. Those of you who are familiar with Tampa know that it’s kind of the hub for Florida’s Gulf Coast. It has 3.8 million people, a million six households. And household growth rates are projected to be 9% a year for — or 9% for the next five years. And I think there’s great potential for Washington Mutual in that particular market. Currently, we already have 100,000 households in that area, primarily doing mortgage lending with us. And we have targeted and opened 40 to 60 retail stores in that market. So we’re very excited about our next stop in Tampa.

Now, our national franchise has also supported establishment of the brand, which helps drive the growth. As you can see, we have been very successful in that growth this year. We’ve added 820,000 net new checking accounts in our organization. We had strong double-digit growth in banking and insurance fees and significant accelerating production in the consumer lending area. And as I mentioned earlier, on the mortgage front, we continue to have very strong industry-leading market share with about 12 percent of the national mortgage market.

Now, let me digress for just a moment to talk about and update in the mortgage space. And the first caveat I want you to have — again, this is primarily a consumer financial services driven company and the real growth and focus of what we do is what we are doing with the opening of our new stores and all the things that I’ve been talking about. But let me back up and talk about mortgages because I know that’s on the minds of a lot of investors.

As you all know, the mortgage market has changed pretty dramatically in the past month-and-a-half. And I’m sure that some are wondering what does this mean for Washington Mutual. In fact, if I look over those — you know, the conversations I’ve had in the past couple years and always ask the question about, you know, what keeps you up at night or what are the risk factors that we ought to consider for Washington Mutual, I always put high on the list or the top of the list a sudden and sharp increase in — a rapid rise in interest rates. Because that would have an immediate impact on our business model.

And it just sometimes takes a little bit of time for that to work through. Well, if you look at the activities in late July and August, we had what turned out to be a four-standard deviation move in interest rates. So I guest that’s that sharp and sudden impact. Now, let me start off first from an industry standpoint. Certainly, it has had an impact on the industry. The Mortgage Bankers Association has already reported a very sharp drop in refinancings. I think they indicated an 80% drop in mortgage refinance applications since the index, you know, which was the greatest decline since the index was first founded back in 1990.

We’ve, of course, have seen a general increase in rates. At one point, it was up about 150 basis points in a very short period of time. And I think in response to some of that falling application activity, it was very predictable that some in the industry would try to hold on with more competitive pricing and the like. And that’s the kind of the thing that we see in every one of the cycles. Now, let’s focus in a bit more for Washington Mutual. As we’ve discussed, there are a number of moving parts in our very balanced business model. That’s why we set it up. That’s why I said I’m not going to create a mortgage banking company. That’s why I said I don’t want to be a portfolio lending company only.

If we’re going to be in this space, we’re going to be in this space to have a balanced business model, which allows us to be successful in a variety of environments. So what’s happening in here — first, yes. We are experiencing a huge volume of loan closings. In fact, in the month of August, we closed about $43 billion in home loans. And as loan commitments, you know, and this reflects loan commitments, particularly from loans that were locked by the consumers when those rates were at relatively low levels.

Now that interest rates have increased, we have seen a reduction in the number of fixed rate applications. That’s down fairly significantly — about 40% — and an increase in the number of applications who are requesting adjustable rate loans. So that one’s up fairly sharply and expected in this environment. Now, I think, in the current interest rate environment, we expect that gains from fixed rate mortgage loans will be significantly lower than in prior periods, due to the decline in fixed rate applications. And because we record our gain at the time of rate lock, the gain will trend down as applications fall, even though loan fundings may remain high for a period of time.

Now, this particular effect has been heightened in the current quarter by several mortgage banking process system challenges, which I think came to light as a result of the spike in interest rates in late July and August. And this created some imprecision in the matching of our loan commitments and pipeline hedging activities. And the result will be a loss in this quarter from the sale of mortgage loans, which is not entirely offset by our hedging activities. Now, we took immediate steps to address any of the operating challenges and are back on track.

But fortunately, despite all this, our balanced business model has other parts, which performed very well in this interest rate environment. As rates have risen, for example, we experienced a large recovery in the value of our mortgage servicing rate assets as well as reduction in mortgage servicing rate amortizations. And while a substantial portion of that benefit, of course, is offset with some of the hedging activities that we do, we do expect a recovery to outpace the loss on the derivatives. In addition, we have already seen an increase in production of adjustable rate loans, which I mentioned earlier. So you’re going to be seeing our retained portfolio grow fairly significantly.

Now, to make room for all of this loan growth, you will see us sell certain mortgage-backed securities and agency bonds, which we have, but fortunately, those are in a position to have significant gains. And lastly, as we discussed in the first and second quarters, we took proactive steps to reposition our balance sheet for a rising interest rate environment and we’re now in a position to recognize gains in the third quarter.

So as we look ahead, we have been preparing for this eventuality for quite some time. We are well positioned to reduce our temporary and contract employment base and the other things I mentioned earlier about how we have maintained a very variable cost structure. So overall, as I look at the impact of these changing interest rates on Washington Mutual, I believe that our balanced business model is performing just as anticipated.

Now, let’s look at our credit profile for just a moment. As a financial services company, we have a certain amount of credit risk. The key, of course, is how you go about managing that interest rate risk. Let’s see — we would say that we do have a disciplined approach to our credit. There is a deep credit culture within Washington Mutual. And I think it permeates again throughout the organization. Continuous improvements are going on in all those metrics all the time.

Let me show you one snapshot of the lower risk profile that we have than most of the major commercial banks. We have the lowest charge-off rate and the highest reserve coverage of any major financial institution in the country. The left-hand of the slide shows our charge-off ratio versus those of other major financial institutions. On the right side, it shows our reserve balance in relation to the charge-offs. So, as you can see, we have nearly four years of coverage, one of the highest among the major financial institutions.

So trying to bring this all together. We believe that we are well positioned to continue building on a very strong track record — our financial performance of creating shareholder value. Just a quick look that our earnings per share have grown at 22% per year over the last few years. For this period, it happened to be at the top of the top 10 bank holding companies in the country. But, of course, earnings growth is just part of it.

At the end of the day, investors are interested about how they do on total return. And for the past three years — these were periods ending June 30 — we had a 33% total annual shareholder return on a combined basis. Again, one of the top in our particular group. And if I have you then look at the one-year, three-year, five-year and 10-year periods, as Bruce alluded to in his introductory comments, we have provided significantly higher returns in each of these periods than either the S&P 500 or the financial index.

But for those of us that are really interested in making money, which happens only over longer periods of time — I remind you that a $10,000 investment in Washington Mutual back in ‘83, when we went public, is now worth over half a million dollars. The same investment in the S&P 500 would have grown to less than $100,000 or the financial index of less than $100,000. This equates to a 22% compounded annual return versus about 12% for the S&P 500.

And as I’ve consistently told investors, this is where I put my focus. I’m really focused on what’s going to happen the next three years, five years, 10 and 20. And I don’t get too carried away about this quarter or next quarter because I think this is where you make your real money. Maybe a final comment around our cash dividend. We recently increased the cash dividend to 40 cents per share in July of this year. It marked the 32nd consecutive quarter in which we had elected to raise the cash dividends. And I think that the ability to have that consistency of raising the dividend over time kind of shows what’s gone on in the earnings growth of the company.

So the recent increase was a 33% increase up to 40 cents. That reflected a pay-out ratio that we think is appropriate, given the capital strength of the company, the projections that we see for our business model and so forth. And of course, in light of the new taxability — tax rates for our shareholders, we felt that it was an appropriate time to increase the pay-out ratio somewhat.

To make just a quick comment on our management of capital, we, of course, have three major alternatives for redeploying capital. One is through share repurchase. One is just supporting the growth of the balance sheet and the third is acquisitions. In the past couple of years, most of our capital deployment has been through internal growth and share repurchase. You can see from this particular chart that we’ve been fairly aggressive in share repurchase in the last four quarters. I would anticipate that, moving forward, that if the current interest rate environment continues, that we could see more capital being deployed in supporting the growth of our balance sheet because of the sharp uptick in adjustable rate lending that’s going on in the country.

But we will always look at the highest risk adjusted return on deploying our capital between the alternatives that we have available to us. So let me kind of wrap up so we can take a couple of questions. Again, I think that we are very well positioned. I think the story with this organization is the retail financial services growth story. That’s really where our focus will be. And I think that we have had a proven ability to create value for shareholders by executing on this and I think the opportunities to continue to do that are very promising indeed.

Then finally, again, we do encourage you to take a look at our forward-looking statement and we’ll have a quiz on it in five minutes. But in the meantime, let’s open it up for some questions. OK? Yes — do we have microphones or (INAUDIBLE) back here.

UNIDENTIFIED PARTICIPANT: Kerry, you described a lot of moving parts with the rise in interest rates. And I’m not sure I got it all. So are you basically saying that given your balanced business model, you’re comfortable with the EPS - Wall Street EPS consensus for this year?

KILLINGER: Yes. A couple of things on earnings estimates again. We — as you know, we’ve had a longstanding practice of giving annual earnings guidance and we’ve never given quarterly guidance. I’ve always focused it on the annual. Its kind of ground rule one. Second is unless we see a significant reason to preannounce or to make a change, we do our updates on earnings guidance at the conference calls that we do following each of the quarterly earnings reports. And again, that continues to be our policy. So I have no reason, at this point, to deviate from that particular policy. So, again, we’ll talk about it again at the end of the third quarter.

UNIDENTIFIED PARTICIPANT: Kerry, in the past, you talked about price ranges. When you found your stock particularly attractive and when you would be more inclined to look for an acquisition to supplement your retail strategy. Can you talk about that now, especially since your stock has underperformed recently?

KILLINGER: Yes. I think the — as I alluded to in our capital allocation discussion, we always look for the highest risk adjusted returns on capital. And I do think that share repurchase at current levels continues to be a very attractive risk adjusted return for us. And as you saw from the slide, we have continued to be fairly aggressive purchasers of our stock around these levels. And I would anticipate that that will continue.

The other challenges for the use of capital will be growing our balance sheet. And I’m very comfortable that the loans that we are originating through either our home equity loans, our multifamily loans, our adjustable rate mortgage loans are all hitting our threshold returns that we have in the company which approaches the 20% return on equity. So we want to be sure that we apply as much capital as growth in those particular sectors require.

The third on acquisitions, of course, becomes very specific to each transaction. The last couple of years we have seen very few deals that could compete with the financial returns on either share repurchase or just growing our business. So we’ve been relatively quiet on that front. We will continue to look at acquisitions. We will be demanding that they have to be accretive to earnings to us within the first 12 months. They have to present an internal rate of return that approaches the alternatives of share repurchase and growing our business. They cannot present any operational issues. They have to be consistent with our strategies and they can’t present any particular asset challenges.

So we will continue to look, but I would say that still, in this environment, that share repurchase and growing our balance sheet through natural means is pretty tough competition for an acquisition to match up against it.

UNIDENTIFIED PARTICIPANT: Kerry, you know, in terms of the components that you went through on the third quarter, assuming rates don’t go back down and allow the refi index or refi activity to pick up again, will most of these inflection point changes have flushed through the income statement in the third quarter? And when you said that the decline in gains on sales, due to the sharp decline in loan volume in the third quarter, will be offset by MSR recovery. Is that something that needs to get a third party appraisal through your auditor to mark up the value of the MSR to the level of your reserves?

KILLINGER: Well, again, there are a number of moving parts when the interest rate environment changes this much. And the point that I was trying to make earlier is that, by design, we have a balanced business model, which is not intended to ever max out in a cycle. I want to have countervailing forces going on so that we have an opportunity to be successful in all parts of the cycle. The last couple of years, the driving force of profitability has been very strong gain on sale, relatively diminished asset growth, because it’s been difficult to grow in an adjustable rate environment, pressure on loan servicing and the value of mortgage servicing rights because interest rates were coming down and prepaying of those and somewhat offset, on that latter one, with the hedging activities. That’s been the basic dynamic.

What’s going to happen beginning in the third quarter is the transition to a different environment and it’s going to show the balance, I believe, in our business model. Yes, gain on sale will have a significant reduction from what it has been in recent times. And particularly with the volatility we’ve been through in this particular quarter, it will actually be into a loss position.

But on top of that, we will have a very favorable environment, I believe, for loan servicing and that will show up through the value of the mortgage servicing rights, much less amortization of those servicing rights and probably a return to growth of the servicing portfolios on a net basis again. And that’s, again, a shift in what it has been from recent quarters. And also, we should then get some impetus with higher asset growth because of the adjustable rate lending environment. So the income statement components will change fairly significantly from one quarter to another. It’s just reflecting a new environment. But that’s exactly why we set the business model up the way it is today to be successful in both parts of that cycle.

BRUCE HARTING: Great. It’s — we’re at our time, so I also wanted to introduce Tom Casey here, the Chief Financial Officer. But, Kerry, Tom, thanks very much.

KILLINGER: Great. Thank you all very much.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

WASHINGTON MUTUAL, INC.

	By:	/s/ Fay L. Chapman

Fay L. Chapman Senior Executive Vice President

Date: September 10, 2003